Exhibit 99.1

EFFICACY, SAFETY, AND TOLERABILITY OF CONTINUED LPCN 1144 TREATMENT IN NONALCOHOLIC STEATOHEPATITIS (NASH) SUBJECTS WITH FIBROSIS IN AN OPEN LABEL EXTENSION STUDY (OLE)

Benjamin J Bruno1, Kongnara Papangkorn1, Anthony DelConte1,2, Kilyoung Kim1, Nachiappan Chidambaram1, Mahesh V Patel1, Somaya Albhaisi3 and Arun J. Sanyal3, (1)Lipocine Inc., (2)Department of Pharmaceutical/Healthcare Marketing, Saint Joseph’s University, Philadelphia, PA, USA, (3) Division of Gastroenterology, Hepatology and Nutrition, Virginia Commonwealth University

Background: LPCN 1144 (T) is an oral prodrug of testosterone. NASH is the fastest growing chronic liver disease and can progress to cirrhosis, HCC, and death. The open label extension study (OLE) objective was to evaluate the safety and tolerability of extended treatment with T in subjects with biopsy-confirmed NASH. Subjects who completed the main study (LiFT) were eligible for OLE study.

Methods: Twenty-five subjects were enrolled, of whom 16 subjects from LIFT study continued T treatment for additional 36 weeks (total of 72 weeks). Nine subjects initiated T treatment for 36 weeks after placebo run-in for 36 weeks in the LiFT study. All 25 subjects were evaluated for safety, tolerability of T, and overall subject health. Twenty-three subjects completed the study and one subject discontinued due to non-drug related treatment emergent adverse event (TEAE). Six subjects elected to have an optional liver biopsy at the end of the OLE, at week 72.

Results: The frequency and severity of TEAEs were comparable to those observed in the LiFT. The one study drug related TEAE, a transient increase in PSA, was mild. Weight change from baseline was minimal. A GI adverse event and pedal oedema was reported in one subject and not related to study drug. No clinically meaningful changes in lipids were observed. Liver injury markers were reduced relative to baseline during the initial 36 weeks of treatment with T (n=25) with the reduction (U/L) of ALT, AST, ALP and GGT: 25.4,12.2, 10.6, and 12.2, respectively. Subjects exposed to 72-weeks of T treatment (n=16) maintained the mean liver injury marker reductions (U/L): ALT of 27.8, AST of 13.3, ALP of 9.4, and GGT of 14.3. Further improvement in liver histology was observed, 2/3 subjects on T treatment for 72 weeks experienced NASH resolution with no worsening of fibrosis. Also, 2/3 subjects on T treatment for 72 weeks experienced fibrosis improvement ≥ 1 stage with no worsening of NASH. Upon switching to T, 1/3 subject with 36 weeks of T treatment experienced NASH resolution with no worsening of fibrosis, and 2/3 subjects experienced fibrosis improvement ≥ 1 stage with no worsening of fibrosis.

Conclusion: LPCN 1144 was well tolerated over 72-week exposure with no observed safety signals. Liver injury markers were reduced significantly (p<0.05) and maintained with the extended treatment. The tolerability with no adverse safety signals, combined with efficacy results over an extended treatment duration support further development.